Exhibit 99.3

EMPLOYMENT AGREEMENT

(Barry H. Golsen)

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective the 27th day of April 2015 (the “Effective Date”), by and between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and BARRY H. GOLSEN (the “Executive”). In consideration of the mutual promises made in this Agreement, the Company and the Executive agree as follows.

WITNESSETH

WHEREAS, the Executive has been employed as President and Chief Operating Officer of the Company since 2004, and was appointed as the Chief Executive Officer (“CEO”), in addition to his then current position as President, of the Company effective January 1, 2015;

WHEREAS, as a result of the Executive’s promotion, the Company and the Executive desire to modify the terms of the Executives compensation and employment, pursuant to the terms as provided herein; and

WHEREAS, the Company and the Executive entered into a certain Severance Agreement, dated March 3, 2014 (the “Severance Agreement”), and the Company and the Executive desire to terminate the Severance Agreement as of the Effective Date due to applicable severance provisions being included in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment; Term.

1.1	Employment. The Company shall continue to employ Executive, and Executive accepts continued employment with the Company, as the Company’s CEO and President of the Company upon the terms and conditions set forth in this Agreement.

1.2	Term. Unless earlier terminated as provided in this Agreement, the initial term of this Agreement shall begin on the Effective Date and end on the third anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term this Agreement will automatically be extended for one (1) additional year unless at least six (6) months prior to the expiration of the Initial Term, the Company or the Executive shall have given written notice to the other not to extend the term of this Agreement. The Initial Term, as may be extended, is hereinafter referred to as the “Employment Period.”

2. Capacities, Duties and Authority.

2.1

Capacities. During the Employment Period, the Executive shall serve as, and the Company shall employ the Executive as, the CEO and President of the Company, in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits and upon such other terms and subject to such other conditions, as are set forth in this Agreement. Throughout the Employment Period, the Executive shall report to the Board of Directors of the Company (the “Board”).

2.2	Duties and Authority. In his capacity as CEO of the Company, the Executive shall participate as head of the Company’s senior leadership team and shall have the authorities, duties and responsibilities as he currently exercises as CEO and President and such other authorities and duties as are customarily performed by persons acting in such capacity for similarly situated public companies. The Executive shall render his services diligently and faithfully and devote the Executive’s reasonable efforts and full professional time and attention to the business and affairs of the Company. The Executive shall use reasonable efforts to follow and be bound by the terms of the Company’s Code of Ethics for CEO and Senior Financial Officers, as may be amended by the Board from time to time, and any other policies applicable to senior management personnel as the Company from time to time may adopt; provided in any such case the Executive has acknowledged receipt of a copy of any such amended Code or other policy. Notwithstanding the foregoing, the Executive may serve on up to two (2) other boards of directors of publicly-held companies that do not compete with the Company or any subsidiary of the Company, without the approval of the Board, but which the Executive discloses to the Company, or engage in, or participate on the board of directors of, religious or charitable organizations or participate in other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2.3	Location. The principal place(s) of employment of the Executive shall be the Company’s executive offices in Oklahoma City, Oklahoma, subject to reasonable travel requirements, consistent with the nature of the Executive’s duties from time to time, for the business of the Company or the Company’s subsidiaries.

3. Compensation.

3.1	Base Salary. Commencing on the Effective Date, the Executive shall be paid a base salary during the Employment Period at the annual rate of $800,000, payable in accordance with the regular payroll practices of the Company in effect from time to time. The Board or its Compensation and Stock Option Committee (the “Compensation Committee”) shall annually review the Executive’s performance and determine, in its sole discretion, whether or not to increase the Executive’s base salary and, if so, the amount of such increase. The Executive’s base salary shall not be decreased without the written consent of the Executive. The Executive’s base salary, as increased from time to time, is hereinafter referred to as the “Base Salary.”

3.2	Annual Bonus. The Executive will be eligible for, and considered by the Compensation Committee for, an annual bonus each calendar year, based upon his performance and the financial performance of the Company for such year and such other Company performance guidelines as may be established by the Compensation Committee or the Board in connection with the payment of bonuses by the Company to its senior executive officers; provided, however, that the amount of the Annual Bonus to be awarded to the Executive for each calendar year during the Employment Period as determined by the Compensation Committee or the Board shall be targeted at not less than 100% of the Executive’s Base Salary for the calendar for which the Annual Bonus is related and shall not exceed 200% of the Executive’s Base Salary for the calendar year for which the Annual Bonus is related (an “Annual Bonus”). Each such Annual Bonus awarded to the Executive by the Compensation Committee shall be paid no later than March 15 of the following year to which the bonus relates, provided that such times are not prohibited under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”).

4. Equity Awards.

4.1	Equity Plans and Other Programs. The Executive shall be entitled to participate in the Company’s 2008 Stock Incentive Plan (as may be amended from time to time) and such other equity plans or programs adopted by the Company (collectively, the “Plans”) and will receive allotments (grants) under such Plans commensurate with his level of responsibility in relation to other grants thereunder as determined in the sole discretion of the Board, the Compensation Committee or other committee of the Board designated by the Board for such purpose.

4.2	Acceleration. Notwithstanding anything to the contrary contained in the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, in the event of (a) the Executive’s employment with the Company is terminated with 24 months following a Change in Control (defined below in Section 8.4(f)) as provided in Section 8.4(e) or (b) the termination of Executive’s employment hereunder pursuant to any of Sections 8.1(a), (b) and (c) below, all of the Executive’s then outstanding stock options and other equity awards, if any, granted by the Company to the Executive shall, to the extent not already vested, vest in their entirety and, as applicable, become immediately and automatically exercisable commencing on the earlier to occur of (i) the date of such termination of employment after the Company incurs such Change in Control and (ii) with respect to clause (b) above, the applicable Date of Termination (as defined in Section 8.3 below) and in the manner (and to the extent) expressly set forth in Section 8.4 below with respect to such termination.

5. Fringe Benefits. During the Employment Period, the Executive shall be entitled to participate in and have the benefit of all group life, disability, dental, hospital, surgical and major medical insurance plans and programs and other employee benefit plans and programs as generally are made available to executive personnel of the Company, including any 401(k) or other profit sharing plan, subject to the terms of such plans, as such plans may be adopted, amended, and terminated from time to time. The Executive shall also be added or continued, as the case may be, as an insured under the Company’s officers and directors insurance policy and all other policies which pertain to executive officers of the Company. The Executive shall, at the Executive’s option, receive the use of a Company car or a car allowance of $650 per month, as such amount may be increased from time to time, during the Employment Period, in the sole discretion of the Compensation Committee or the Board.

6. Reimbursement of Expenses. The Company shall pay to the Executive the reasonable expenses incurred by him in the performance of his duties in connection with business related travel or entertainment in accordance with the Company’s policies, as may be amended from time to time, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive, subject to presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policy in effect at the time such expenses are incurred.

7. Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year.

8. Termination of Employment.

8.1	Termination. Subject to the terms of this Agreement, the Executive’s employment hereunder shall terminate under the following circumstances:

(a)	Death. The Executive’s employment under this Agreement shall terminate upon his death;

(b)	Disability. If the Executive suffers a Disability (defined below in this Section 8.1(b)), the Company may terminate the Executive’s employment under this Agreement upon written Notice of Termination (defined in Section 8.2 hereof) with respect to such Disability to the Executive at least 30 days prior to the effective Date of Termination (defined in Section 8.3 hereof) for such termination. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder because of physical or mental illness or incapacity, which condition has continued for a period of more than 180 consecutive days, as determined by the Board in good faith and supported by competent medical evidence. Notwithstanding the foregoing, if the Executive has recovered from a Disability and returned to full-time service prior to the Date of Termination set forth in the Notice of Termination relating thereto, the Company may not thereafter terminate the Executive’s employment under this Agreement in respect of such Disability.

(c)

Good Reason. The Executive may terminate his employment under this Agreement for Good Reason (defined below in this Section 8.1(c)) at any time on or prior to the 60th day after the occurrence of any of the Good Reason events set forth in the following sentence; provided, however, that, within 30 days after the occurrence of any such event, the Executive shall have provided the Company with a Notice of Termination with respect to such event and afforded the Company a period of 30 days after its receipt of such Notice of Termination to cure the default that constitutes the Good Reason event relied upon by the Executive for such termination. For purposes of this Agreement, “Good Reason” shall mean the occurrence, during the Employment Period, of any of the following events without the Executive’s prior written consent:

(i)	the failure by the Company to timely comply with its material obligations and agreements contained in this Agreement; or

(ii)	the removal of the Executive from the position of, or the loss by the Executive of the title of, CEO of the Company; or

(iii)	a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 2 of this Agreement; or

(iv)	the relocation of the Executive to an office outside of the Oklahoma City, Oklahoma metropolitan area; or

(v)	the Executive being required to report to someone other than the Board.

The parties agree that a termination for Good Reason shall be treated as an involuntary separation under Section 409A.

(d)	Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written Notice of Termination to the Company at least 30 days prior to the effective Date of Termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Executive’s Notice of Termination).

(e)	Cause. Subject to the terms of this Agreement, the Company may terminate the Executive’s employment under this Agreement for Cause (defined below in this Section 8.1(e)) at any time after the occurrence of any of the events set forth in the following sentence; provided, however, that the Company shall have provided the Executive with a Notice of Termination with respect to such event. For purposes of this Agreement, “Cause” shall mean the occurrence, during the Employment Period, of any of the following events:

(i)

a material and willful violation by the Executive of the then most recent Code of Business Conduct of the Company acknowledged and signed by the Executive or the Confidentiality and Assignment Agreement by the Board with the consent of the Executive then in effect between the Company and the Executive (the “Confidentiality and Assignment Agreement”), which violation is not cured by the Executive within 60 days after receipt by the Executive of written notice from the Company to cure and such violation results in material damage to the Company on a consolidated basis;

(ii)	the ultimate conviction (after all appeals have been decided) of the Executive of a felony involving moral turpitude by a federal or state court of competent jurisdiction; or

(iii)	if the Executive’s serious willful misconduct or willful gross neglect of duties has resulted in a material damage to the Company and its subsidiaries taken as a whole; provided that (A) no action or failure to act by Executive will constitute a reason for termination if the Executive believed in good faith that such action or failure to act was in the Company’s or its subsidiaries’ best interest and (B) failure of the Executive to perform his duties hereunder due to a disability shall not be considered willful gross misconduct or willful gross neglect of duties for any purpose.

For purposes of this Section 8.1, no act, or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company.

(f)	Without Cause. Subject to the terms of this Agreement, the Company may terminate the Executive’s employment under this Agreement without Cause upon 30 days prior written Notice of Termination with respect thereto by the Company to the Executive.

8.2	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party to this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall set forth the applicable Date of Termination (defined in Section 8.3, below), indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

8.3

Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to Section 8.1(b) above, 30 days after Notice of Termination is given, (c) if the Executive’s employment is terminated pursuant to Sections 8.1(c) or 8.1(e) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to Section 8.1(d) above, the date specified in the Notice of Termination which shall be at least 45 days after

Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, and (e) if the Executive’s employment is terminated pursuant to Section 8.1(f) above, the date specified in the Notice of Termination, which shall be at least 30 days after the Notice of Termination is given.

8.4	Obligations of the Company Upon Termination.

(a)	Termination upon Death. In the event of the Executive’s death during the Employment Period, the Company shall pay or provide to the Executive’s estate in a lump sum cash payment within 10 days following the Date of Termination (except as otherwise provided in this Section 8.4(a)):

(i)	any earned but unpaid Base Salary through the Date of Termination;

(ii)	reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 6, above, through the Date of Termination;

(iii)	payment for any accrued but unused vacation time in accordance with Company policy;

(iv)	such vested accrued benefits and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((i) through (iv) of this Section 8.4(a), the “Amounts and Benefits”);

(v)	any bonuses earned by the Executive but remaining unpaid for any year prior to the year in which the Date of Termination occurs (the “Prior Year Bonuses”);

(vi)

a “Pro-Rata Bonus”, which for purposes of this Agreement means (A) in the event the Company has established one or more executive bonus programs with performance goals covering the year in which the Date of Termination occurs, a pro-rata portion of the aggregate bonuses payable under such bonus programs for the year in which the Date of Termination occurs (determined by multiplying the amount of the Executive’s bonus which would be due for the full year by a fraction, the numerator of which is the number of days that the Executive was employed by the Company in the year in which the Date of Termination occurs and the denominator of which is 365), provided that the performance goals established with respect to the entire such year are met, and provided, further, that in the event the Date of Termination occurs prior to the determination of performance goals applicable to the performance period for the year of the Executive’s termination of employment, the performance criteria applicable to the Executive in respect of the Pro-Rata Bonus shall be at least as favorable to the Executive as the most favorable performance criteria applicable for that year to any award to a named executive officer of the Company, within the meaning of Section 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; or (B) in the event the Company has not established an executive bonus plan with performance goals covering the year in which the Date of Termination occurs, a pro-rata portion of the bonus earned by the Executive pursuant to Section 3.2 of this Agreement for the year prior to the year in which the Date of Termination occurs (determined by multiplying the amount of the bonus earned by the Executive for the year prior to the year in which the Date of Termination occurs by a fraction, the numerator of which is the number of days that the Executive was employed by the Company in the year in which the Date of Termination occurs and the denominator of which is 365). If payable under (A), the Pro-Rata Bonus shall be payable in due course pursuant to the terms of the applicable bonus programs but in no event later than March 15 of the calendar year following the calendar year to which the bonus relates (B), the Pro-Bonus shall be payable within thirty (30) days following the Date of Termination;

(vii)	subject to (A) the Executive’s (or in the event of the Executive’s death, his dependent’s) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Executive’s (or in the event of the Executive’s death, his dependent’s) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents, as the case may be) for a period of eighteen (18) months at the Company’s expense, provided that the Executive (or eligible dependent) is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease (the benefits and conditions specified in this Section 8.4(a)(vii), “Medical Continuation Benefits”); and

(viii)	notwithstanding anything to the contrary contained herein or in the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all of the Executive’s then outstanding stock options and other equity awards, if any, granted by the Company to the Executive pursuant to any such agreement shall, to the extent not already vested, vest in their entirety and, as applicable, become immediately and automatically exercisable commencing on the Date of Termination, with such options and awards remaining exercisable for the lesser of the original option term or twelve (12) months from the date of the Executive’s death.

In addition to the above, the Company shall, at the Company’s expense, obtain within 60 days after the Effective Date, and shall maintain during the Employment Period, a life insurance policy on the life of the Executive issued by a highly rated life insurance company reasonably satisfactory to the Executive that will pay the estate of the Executive in a lump sum cash payment in the amount of $3.0 million upon the death of the Executive, with such life insurance policy containing such terms and conditions as are reasonably satisfactory to the Executive.

(b)	Termination Due to Disability. If the Executive’s employment is terminated by the Company due to his Disability during the Employment Period, the Company shall pay or provide to the Executive on the Date of Termination (except, and only to the extent that, a later date is expressly provided in this Section 8.4(b)):

(i)	a lump sum, cash payment in the total amount equal to 2.0 times the amount equal to the sum of (A) the Executive’s Base Salary as of the Date of Termination, plus (B) the amount of the Executive’s Annual Bonus with respect to the calendar year immediately preceding the year in which the Date of Termination occurs (the “Severance Payment”), subject to receipt by the Company of a release executed by the Executive pursuant to and in accordance with Section 8.5 hereof;

(ii)	the Amounts and Benefits;

(iii)	the Prior Year Bonuses;

(iv)	the Pro-Rata Bonus;

(v)	the Medical Continuation Benefits; and

(vi)

notwithstanding anything to the contrary contained herein or in the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all of the Executive’s then outstanding stock options and other equity awards, if any, granted by the Company to the Executive pursuant to any such agreement shall, to the extent not already vested, vest in their entirety and, as applicable, become immediately and automatically exercisable commencing on the Date of Termination.

(c)	Termination for Cause or without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Executive shall receive from the Company the Amounts and Benefits within 30 days of the Date of Termination, the Executive’s non-vested stock options and other non-vested equity awards shall be immediately and automatically forfeited, the Executive shall be entitled to exercise any of his vested options and other vested equity award within the sixty (60) consecutive day period immediately following the termination of the Executive’s employment (but not after the original option term), and retain his other vested equity awards, and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 10 below.

(d)	Termination without Cause or for Good Reason. If the Executive terminates his employment under this Agreement for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability) during the Employment Period, and the Executive has not received and is not entitled to any payment under Sections 8.4(e) hereof, then the Company shall pay or provide the Executive on the Date of Termination (except, and only to the extent that, a later date is expressly provided in this Section 8.4(e)):

(i)	a lump sum, cash payment in the total amount equal to the Severance Payment, subject to receipt by the Company of a release executed by the Executive pursuant to and in accordance with Section 8.5 hereof;

(ii)	the Amounts and Benefits;

(iii)	the Prior Year Bonuses;

(iv)	the Pro-Rata Bonus;

(v)	the Medical Continuation Benefits; and

(vi)

in the event a Change in Control shall not have theretofore occurred, and the Company has terminated the Executive’s employment under this Agreement without Cause or the Executive has terminated his employment under this Agreement for Good Reason, notwithstanding anything to the contrary contained herein or in the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all of the Executive’s then outstanding stock options and other equity awards, if any, granted by the Company to the Executive pursuant to any such agreement shall, to the extent not already vested, vest in their entirety and, as applicable, become immediately and automatically exercisable commencing on the Date of Termination., and the Executive shall be entitled to exercise such options within the sixty (60) consecutive day period immediately following the Date of Termination (but not after the original option term).

(e)	Termination Following a Change in Control If the Executive terminates his employment under this Agreement for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability) within 24 months after a Change in Control (defined below in this Section 8.4(e)), then the Company shall pay or provide the Executive on the Date of Termination (except, and only to the extent that, a later date is expressly provided in this Section 8.4(e)):

(i)	a lump sum cash payment in the total amount equal to 2.9 times the amount equal to the sum of (A) the Executive’s Base Salary as of the Date of Termination plus (B) the amount of Executive’s Annual Bonus with respect to the calendar year immediately preceding the year in which the Date of Termination occurs (“Change in Control Severance Payment”), subject to receipt by the Company of a release executed by the Executive pursuant to and in accordance with Section 8.5 hereof;

(ii)	the Amounts and Benefits;

(iii)	the Prior Year Bonuses;

(iv)	the Pro-Rata Bonus;

(v)	the Medical Continuation Benefits; and

(vi)	notwithstanding anything to the contrary contained herein or in the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all of the Executive’s then outstanding stock options and other equity awards, if any, granted by the Company to the Executive pursuant to any such agreement shall, to the extent not already vested, vest in their entirety and, as applicable, become immediately and automatically exercisable commencing on the Date of Termination.

(f)	Change in Control. For purposes of this Agreement, a “Change in Control” means any of the following events occurring during the Employment Period:

(i)	individuals who, as of April 1, 2015, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to April 1, 2015, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, or other actual or threatened solicitation of proxies by or on behalf of an individual, entity or group other than the Board relating to the election of the directors of the Company) shall be deemed to be, for purposes of this Agreement, a member of the Incumbent Board; or

(ii)	the date that any one person, or more than one person acting as a group (as defined in Treas. Regs. Section 1.409A-3), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or

(iii)	the date any one person, or more than one person acting as a group (as defined in Treas. Regs. Section 1.409A-3), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, other than the acquisition by

(A)	any Person or group, which as of the date hereof has such ownership; or

(B)	any of the Golsen Group (as defined below).

For the purposes of this Agreement, the term “Golsen Group” shall mean:

(1)	Jack E. Golsen;

(2)	the spouse of Jack E. Golsen;

(3)	Barry H. Golsen, Steven J. Golsen and Linda Golsen Rappaport, who are the children of Jack E. Golsen, or any spouse of such children;

(4)	any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, any Person described in subparagraphs (1), (2), or (3), above, so long as such executor, administrator, guardian or custodian is acting only in his, her or its capacity as such;

(5)	any corporation, trust (including any voting trust), general partnership, limited partnership, limited liability company, organization or other entity (whether now existing or hereafter formed) of which at least 80% of the outstanding beneficial voting or equity interest are beneficially owned, directly or indirectly, either (i) by one or more of the Persons described in subparagraphs (1), (2), (3), or (4), above, or (ii) by any combination of one or more of the Persons described in subparagraphs (1), (2), (3), or (4), above; and,

(6)	any other Person (i) who or which is or becomes an Affiliate or Associate of any Person described in subparagraph (1), (2), (3), (4), or (5), above, or (ii) of which any Person described in subparagraph (1), (2), (3), (4), or (5), above, is or becomes an Affiliate or Associate; provided, however, in either case (i) or case (ii) of this subparagraph (6), such other Person is not the Beneficial Owner of 5% or more of the shares of Common Stock of the Company then outstanding (for purposes of determining the number of shares of Common Stock of the Company of which such other Person is the Beneficial Owner under this subparagraph (6), such other Person shall not be deemed to beneficially own shares of any Person described in subparagraphs (1), (2), (3), (4), or (5), above, solely by reason of an Affiliate or Associate relationship of the kind described in (i) or (ii) above in this subparagraph (6)).

For the purposes of this Agreement, the term “Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the term “registrant” in the definition of “Associate” meaning, in this case, the Company).

(g)

Payments of Compensation Upon Termination. For the avoidance of doubt, in the event the Executive shall be entitled to receive payments and benefits pursuant to any one of Sections 8.4(a), (b), (c), (d), or (e) above, he shall be entitled to no payments or benefits under any other of such Sections, except as expressly provided in this Agreement. Notwithstanding any provision to the contrary contained in this Section 8.4, if any bonus amount is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for a calendar year, and such amount cannot be paid within the applicable 30 day period provided for herein, then such amount shall be paid no later than March 15 of the calendar year immediately following the calendar year to which it relates.

8.5	Release. The Company’s obligation to pay Executive the Severance Payment (Section 8.4(b)(i) or (d)(i)) and the Change in Control Severance Payment (Section 8.4(e)(i)), shall be subject to the Executive executing a release of claims against the Company before the end of the Release Expiration Date (defined below) and provided further that nothing contained in such release shall constitute a release of the Company from any obligations it may have to the Executive (a) under this Agreement or any other written agreement between the Executive and the Company in effect as of the Date of Termination; (b) relating to any employee benefit plan, stock option plan, stock option agreement or ownership of the Company’s stock or debt securities; or (c) relating to any rights of indemnification and/or defense under the Company’s certificate of incorporation, bylaws, or coverage under officers and directors insurance. The Company will deliver such release to Executive pursuant to and in accordance with the terms of this Section 8.5 within ten (10) business days following the date on which such termination of employment constitutes a separation of service under the terms of this Agreement, and the Company’s failure to deliver such release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute such release. Assuming timely delivery of the release by the Company, if the release is pursuant to and in accordance with this Section 8.5, and Executive fails to execute such release on or prior to the Release Expiration Date, Executive will not be entitled to any severance payments or benefits otherwise subject to the release condition. In any case where the date of the separation from service and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are subject to the release condition and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. The term “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers to Executive the release contemplated above, or in the event that Executive’s separation from service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery.

8.6	No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by the Executive as the result of the Executive’s employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Executive’s date of termination.

9. Indemnification. The Company shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company or a subsidiary of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s certificate of incorporation or bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to the Executive’s employment hereunder, without regard to when asserted. In no event shall the Company be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel, and the Company will not indemnify the Executive for the fees or expenses of the Executive’s counsel in connection with any claim which is being defended by counsel appointed by the Company or the Company’s insurance carrier; provided, however, that if the Executive shall have reasonably concluded (based on the advice of counsel) that there is a conflict of interest between the Company and the Executive for counsel appointed by the Company or the Company’s insurance carrier that would prohibit the counsel retained by the Company or its insurance carrier from representing the Executive, the Company shall reimburse the Executive for the reasonable fees and expenses of one (1) separate counsel for the Executive in connection with such claims, subject to the limitations set forth above in this Section 9.

10. Section 409A and Section 280G of the Code.

10.1	Compliance with Section 409A. It is intended that the provisions of this Agreement comply with or be excepted from Section 409A, as applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Section 409A to the extent such compliance is required. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

10.2

Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 10 shall be made to the Executive. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, prior to the occurrence of a Disability termination as provided in this Agreement, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum. On any delayed payment date under this Section there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (defined below in this Section 10.2) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term applicable federal rate provided for in Section 1274(d) of the Code as of the business day immediately preceding the payment date for the applicable delayed payment. To the extent that this Agreement provides for any payments of nonqualified deferred compensation (within the meaning of Section 409A) to be made in installments (including, without limitation, any severance payments), each such installment shall be deemed to be a separate and distinct payment for purposes of Section 409A.

10.3	Reimbursement Provisions. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

10.4	280G Parachute Payments. In the event that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Executive constitute “parachute payments”’ within the meaning of Section 280G of the Code (“Parachute Payments”), and will be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Executive’s Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Executive without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, “Cutback Benefits”). The Parachute Payment reduction contemplated by the preceding sentence, if applicable, shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Parachute Payment and then reducing the Parachute Payment in order beginning with the Parachute Payment with the highest Parachute Payment Ratio. For Parachute Payments with the same Parachute Payment Ratio, such Parachute Payments shall be reduced based on the time of payment of such Parachute Payments, with amounts having later payment dates being reduced first. For Parachute Payments with the same Parachute Payment Ratio and the same time of payment, such Parachute Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Parachute Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Parachute Payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such Parachute Payment.

10.5

Dodd-Frank Requirement. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges that any incentive-based compensation paid to Executive pursuant hereto may be subject to recovery by the Company under any generally applicable clawback policy which is adopted, as required under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the United States Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be traded.

11. Miscellaneous.

11.1	Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with those laws, without reference to principles of conflict of laws. The Company and the Executive unconditionally consent to submit to the exclusive jurisdiction of any state or federal court located in Oklahoma County, State of Oklahoma for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

11.2	No Assignment. The Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

11.3	Severable. The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision.

11.4	Entire Understanding. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever, it being acknowledged and agreed by the parties, however, that the Severance Agreement shall terminate and become null and void effective as of the Effective Date. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged. This Agreement shall not be deemed to be modified, superceded, or amended, by the terms of the Company’s Code of Ethics for CEO and Senior Financial Officers or any Confidentiality Agreement as in effect from time to time, and if there is any provision in the Code of Ethics or Confidentiality Agreement that conflicts with this Agreement, this Agreement shall be controlling.

11.5	Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

11.6	Mutual Non-Disparagement. Subject to applicable law, the Executive covenants and agrees that the Executive shall not in any way publicly disparage, call into disrepute, or otherwise defame or slander the Company or any of its subsidiaries, in any manner that would materially damage the business or reputation of the Company or its subsidiaries. The Company covenants and agrees, on behalf of itself and its subsidiaries, that neither the Company, any of its subsidiaries nor any of the officers or directors of the Company or any of its subsidiaries shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the Executive. Nothing in this paragraph 11.6 shall preclude or restrict the Executive or the Company or any of the subsidiaries of the Company from making truthful statements, including, without limitation, those that are required by applicable law, regulation or in connection with a legal process or proceeding, and the making of such statements shall not be a violation of this subsection.

11.7	Confidential Information and Restrictive Covenants

11.7.1	No Disclosure. Subject to the terms of this Section 11.7, during the Restricted Period (as defined below), the Executive agrees to hold in confidence and not disclose any and all proprietary, secret or confidential information (“Confidential Information”) relating to the Company or the Company’s subsidiaries, which shall have been obtained by the Executive during the Executive’s employment by the Company. Confidential Information is defined as the proprietary, client or business information of the Company, written or in a physical embodiment, including, but not limited to, customer lists, employee lists, financial information, pricing data, sales data, marketing data, or business plans or proposals.

11.7.2	Exception. Notwithstanding the provisions of Section 11.7.1 above, the Executive shall not be held liable for disclosure of information which was in the public domain, or is readily available to the public at the time of its disclosure by the Executive through means unrelated to the Executive’s disclosure, or is required to be disclosed in, or in connection with, a legal proceeding or process or is required to be disclosed by law, rule or regulation.

11.7.3

Other Restrictive Covenant. Subject to the terms hereof, the Executive agrees that during the Restricted Period he will not, by or for himself, or as an agent, representative or employee of another, do or attempt to solicit, entice, persuade or induce any individual who is employed by the Company or its subsidiaries (or was so employed within 90 days prior to the Executive’s action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its subsidiaries.

11.7.4	Restricted Period. “Restricted Period” is the 12-month period after the date of termination of the Executive’s employment with the Company.

11.7.5	Confidentiality and Assignment Agreement. If any of the restrictions provided in Section 11.7 are contrary to the requirements or limitations contained in the Confidentiality and Assignment Agreement, the terms of this Section 11.7 of this Agreement shall be controlling.

12. Notices.

All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

LSB Industries, Inc.

16 South Pennsylvania Avenue

Post Office Box 754

Oklahoma City, OK 73107

Attention: General Counsel

With copies in the same manner to:

Conner & Winters, LLP

1700 One Leadership Square

211 North Robinson

Oklahoma City, OK 73102-71012

Attention: Irwin Steinhorn, Esq.

To the Executive:

Barry H. Golsen

16 South Pennsylvania

Post Office Box 754

Oklahoma City, OK 73107

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 27th day of April 2015.

LSB Industries, Inc.:		Executive:

By:	/s/ Tony M. Shelby	/s/ Barry H. Golsen
	Tony M. Shelby	Barry H. Golsen